Exhibit 4.1

EXCELSIOR LASALLE PROPERTY FUND, INC.

SUBSCRIPTION

AGREEMENT

EXCELSIOR LASALLE PROPERTY FUND, INC.

SUBSCRIPTION INSTRUCTIONS

This Subscription Agreement (the “Subscription Agreement”) contains representations, warranties and agreements which must be made by you if you wish to invest in Excelsior LaSalle Property Fund, Inc. (the “Fund”). You should consult with an attorney, accountant, investment advisor or other advisor regarding an investment in the Fund and its suitability for you. This Subscription Agreement should be reviewed simultaneously with your completion and execution of the Subscription Booklet of the Fund which is included in this package (the “Subscription Booklet” and together with the Subscription Agreement, the “Subscription Documents”). All Subscription Documents must be completed correctly and thoroughly or they will not be accepted. If you wish to invest, please complete, sign and return the Subscription Booklet and retain the Fund’s confidential private offering memorandum (the “Memorandum”) and this Subscription Agreement.

If you have any questions concerning the Subscription Documents or would like assistance completing them, please contact your investment advisor.

INSTRUCTIONS:

1.	Carefully review this Subscription Agreement;

2.	Complete and execute the enclosed Subscription Booklet;

NOTE: By executing the Subscription Booklet, the investor thereby grants the Power of Attorney contained in the Subscription Agreement under Section 1(c).

3.	Return the completed Subscription Booklet to the Fund at the address below:

Excelsior LaSalle Property Fund, Inc.

c/o U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, CT 06905

Attention: Kathleen Flores

4.	Follow the instructions listed under the heading PAYMENT AUTHORIZATION set forth on page 4 of the Subscription Booklet.

SUBSCRIPTION AGREEMENT

Excelsior LaSalle Property Fund, Inc.

c/o U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Ladies and Gentlemen:

Reference is made to the Confidential Private Offering Memorandum dated August 2004 (the “Memorandum”) with respect to the offering of shares of Class A Common Stock, par value $0.01 per share (the “Shares”) in Excelsior LaSalle Property Fund, Inc. (the “Fund”). Capitalized terms used but not defined herein shall have the respective meanings given them in the Memorandum.

The minimum subscription for investors that the Fund will accept from any investor is $100,000, subject to the discretion of the Fund to accept subscriptions of less than $100,000.

The undersigned subscribing investor (the “Investor”) hereby agrees as follows:

1.	Subscription for the Shares.

(a) Subject to the terms and conditions set forth in this Subscription Agreement and in the Memorandum, the Investor agrees to (i) purchase from the Fund newly issued Shares with an aggregate price equal to the amount set forth in Section 2 of the Subscription Booklet accompanying this Subscription Agreement (the “Investment Amount”) at a price per share equal to the Closing Share Price (as defined below) and (ii) to pay the Investment Amount to the Fund at the time provided in this Subscription Agreement.

(b) The Investor acknowledges and agrees that the subscription of the Investor hereunder constitutes an irrevocable agreement by the Investor to subscribe for Shares of the Fund and the Investor is not entitled to cancel, terminate or revoke this subscription or any agreements of the Investor hereunder, including the power of attorney granted hereby, except as otherwise set forth in this Section 1(b), the Memorandum or applicable law, and such subscription and agreements, including the power of attorney shall survive (i) changes in the transaction, documents and instruments described in the Memorandum which in the aggregate are not material or which are contemplated by the Memorandum and (ii) the death or disability of the Investor; provided, however, that if the Fund shall not have accepted this subscription within one year following the Investor’s execution and delivery of the Subscription Booklet (the date of any such acceptance of this subscription, the “Acceptance Date”), this Subscription Agreement, all agreements of the Investor hereunder, including the power of attorney granted hereby, shall be cancelled and the Subscription Documents will be returned to the Investor.

(c) The Investor hereby irrevocably makes, constitutes and appoints the Manager (and any designee of, substitute for, or successor to, the Manager) as the Investor’s true and lawful attorney and authorized signatory in the Investor’s name, place and stead, (i) to receive and pay over to the Fund on behalf of the Investor, to the extent set forth in this Subscription Agreement, all funds received hereunder, (ii) to correct, on behalf of the Investor at the written direction of the Investor or the Investor’s authorized representative, the Subscription Booklet to be executed by the Investor in connection with the Investor’s subscription for Shares, including, without limitation, filling in or amending amounts, dates and other pertinent information, (iii) to make, execute, acknowledge, deliver, swear to, file or record: (A) any instrument or filing which the Manager considers necessary or desirable to carry out the purposes of the Subscription Documents or the business of the Fund or that may be required under the laws of any state or local government or of any other jurisdiction; (B) any and all amendments, restatements, cancellations, or modifications of the instruments described in (A) above; (C) any agreement with the makers of any loan to the Fund which is secured by the Investment Amount held in the escrow account; and (D) all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, and (iv) to take any and all actions necessary or appropriate to comply with the REIT rules under Sections 856 through 860 of the Internal Revenue Code, in order, to the extent that Net Distributable Cash is not available, to cause one or more consent dividends (within the meaning of Section 565 of the Internal Revenue Code) to be issued that qualify for a dividends paid deduction (within the meaning of Section 561 of the Internal Revenue Code) for the Fund including, without limitation, the signing on the undersigned’s behalf of one or more IRS Form 972s (or any successor form). This power of attorney shall be deemed coupled with an interest, shall be irrevocable and shall survive any transfer of some or all of the Investor’s Shares.

2.	Certain Acknowledgments and Agreements of the Investor.

(a) The Investor understands and acknowledges that the subscription for Shares contained herein may be accepted or rejected, in whole or in part, by the Fund in its sole and absolute discretion. No subscription shall be deemed accepted until the Fund has delivered to the Investor an executed counterpart of the Subscription Booklet indicating the amount of the subscription accepted by the Fund. In the event of rejection of this subscription, this Subscription Agreement will be of no force or effect. The Investor understands that Paul, Hastings, Janofsky and Walker LLP acts as counsel only to the Fund and the Manager, and that Katten Muchin Zavis Rosenman acts as counsel only to the Advisor and, therefore, no attorney-client relationship exists between either such counsel and the Investor.

(b) Following acceptance of this subscription by the Fund, the Investor agrees to pay the Investment Amount in immediately available funds to an account maintained by the Fund as directed and at the time specified in the funding notice from the Manager. The Investor understands and agrees that its funds will initially be placed in an escrow account established by the Fund (the “Escrow Account”). Funds held in the Escrow Account will be invested in a money market account and interest and dividends earned on the Investment Amount held in escrow will be credited to the Investor and applied toward the purchase of Shares at the Closing (as defined below). The Investment Amount will be held in the Escrow Account until the closing of the issuance and sale of Shares to the Investor pursuant to this subscription (the “Closing”). The first Closing held by the Fund is referred to herein as the “Initial Closing”. The Closing shall be held on the date determined by the Fund (the “Closing Date”) but in no event more than one hundred (100) days following the date of receipt of the Investment Amount into the Escrow Account. The obligation of the Fund to consummate the Initial Closing is subject to fulfillment of the condition precedent that the minimum aggregate proceeds received by the Fund from the sale of Shares issued to subscribers at the Initial Closing shall be $75 million. If the foregoing condition precedent is not fulfilled within one hundred (100) days following receipt of the Investment Amount into the Escrow Account, either the Fund or the Investor may terminate this Subscription Agreement upon written notice to the other party. In the event of any such termination, the Fund will return to the Investor the Investment Amount (including any interest or dividends earned thereon while held in escrow) together with the Subscription Documents and neither the Fund nor the Investor shall have any further obligations hereunder. At the Closing, the Investment Amount (including any interest or dividends earned thereon while held in escrow) will be transferred from the Escrow Account into the Fund’s operating account and the Fund will issue the purchased Shares to the Investor. The purchase price per share for the Shares purchased under this subscription at the Closing shall be equal to the Current Share Price as of the end of the quarter immediately preceding the Closing Date (the “Closing Share Price”). The number of Shares purchased by the Investor at the Closing shall be equal to the quotient obtained by dividing the Investment Amount (including any interest or dividends earned thereon while held in escrow) by the Closing Share Price.

(c) The Investor agrees that the Fund may pledge the Investment Amount paid by the Investor and held in the Escrow Account to secure loans or other obligations of the Fund or its subsidiaries. Pursuant to the power of attorney granted to the Manager pursuant to Section 1(c) hereof, the Manager shall have the power to execute and deliver such documents and take such other actions as the Manager deems necessary or appropriate to effect any such pledge of the Investment Amount.

3.	Representations and Warranties of the Investor.

The Investor, for the Investor and for the Investor’s heirs, personal representatives, successors and assigns, makes the following representations, declarations and warranties with the intent that the same may be relied upon in determining the suitability of the undersigned as an investor in the Fund. The following representations, warranties and agreements shall survive the Closing Date.

(a) The Shares being subscribed for by the Investor will be purchased for the account of the Investor for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein by subdivision or otherwise. The Investor acknowledges that (i) the Shares will be subject to certain restrictions on transferability contained in the Fund’s Charter, (ii) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or under the securities laws of any foreign jurisdiction, and cannot be sold, pledged, hypothecated or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state or foreign securities laws or unless an exemption from such registration is available, and (iii) that the Investor has no right to require the Fund or any other party to seek such registration. The Investor also understands that there will be no public market for the Shares; that the Investor will be unable to utilize the provisions of Rule 144, as adopted by the Securities and Exchange Commission (the “SEC”) under the Federal Act (“Rule 144”) with respect to the resale of the Shares; that an Investor who is a non-U.S. Person who purchased the Shares outside the United States in accordance with Regulation S, as adopted by the SEC under the Federal Act (“Regulation S”), may only be able to resell the Shares pursuant to the provisions of Regulation S and that it may not be possible for the Investor to liquidate its investment in the Shares. The Investor is prepared, therefore, to hold its Shares indefinitely. The Investor acknowledges that certificates representing the Shares (if the Shares are certificated) issued to the Investor pursuant to this subscription will bear appropriate legends stating that such Shares are subject to restrictions on transfer contained in this Subscription Agreement, the Fund’s Charter and under applicable securities laws as provided in Section 11 hereof.

(b) The Investor has received and carefully reviewed the Memorandum, this Subscription Agreement, and all appendices, schedules and exhibits to each of the foregoing, understanding that each such document supersedes all prior versions thereof and any inconsistent portions of previously distributed materials relating to the Fund, including, without limitation, executive and other summaries and marketing materials regarding the Fund and the offering of the Shares that are not part of the Memorandum, and has consulted its own advisors, who are not affiliated with the Fund, the Manager or the Advisor, with respect to the Investor’s proposed investment in the Fund. The Investor has not relied on any other information provided to it by the Fund, the Manager, the Advisor or any of their respective affiliates (or any of its or their respective agents or representatives). Based on such review, the Investor has determined that the Shares being subscribed for herein are a suitable investment for the Investor. The Investor recognizes that an investment in the Fund involves certain risks and it has taken full cognizance of and understands all of the investment considerations relating to the subscription for Shares. The Investor acknowledges that the Fund has only recently been formed and has no financial or operating history, that the Fund reserves the unrestricted right to reject any subscription, in whole or in part, in its sole discretion, and no subscription will be binding unless and until accepted by the Fund, that subscriptions need not be accepted in the order received, that there are substantial investment considerations incident to the subscription for Shares, as summarized in the Memorandum, that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the investment made hereunder, that the discussion of the tax consequences arising from an investment in the Fund, and the Fund’s investment in other assets or entities, set forth in the Memorandum is general in nature, and the tax consequences to the Investor of an investment in the Fund may depend on its circumstances and that the Investor should consult with its own tax advisor regarding all United States federal, state, local and foreign tax considerations applicable to an investment in the Fund. The Investor is relying solely upon the advice of its own tax and legal advisors, and shall not rely upon the general discussion set forth in the Memorandum, with respect to such matters. None of the Fund, the Manager, the Advisor or any of their respective affiliates (or any of their agents or representatives), assume any responsibility for the tax consequences to the Investor of an investment in the Fund. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Fund and making an informed investment decision with respect thereto. The Investor has adequate means of providing for its current needs and possible future contingencies, has no need, and anticipates no need in the foreseeable future, to sell the Shares for which it subscribes, and will have sufficient liquid assets to pay the entire purchase price (including the deferred portion) of the Shares subscribed for hereunder. The Investor is able to bear the substantial economic risks related to an investment in the Fund for an indefinite period of time, has no need for liquidity in such investment, and, at the present time, can afford a complete loss of such investment. The Investor is relying on its own business expertise and sophistication (and that of its advisors) and has performed its own investigation and evaluation of the risks, conflicts of interest, tax considerations and regulatory matters associated with an investment in the Shares and the Investor is not relying on the Fund, the Manager, the Advisor or any of their respective affiliates (or any of their agents or representatives) with respect thereto. The Investor has carefully reviewed and fully understands the types of charges and expenses which will be assessed against the Fund. The Investor further acknowledges that none of the Fund, the Manager, the Advisor or any of its affiliates will guarantee that the Fund’s purposes and objectives will be achieved.

(c) The Investor has been furnished all materials relating to the Fund, the Manager, the Advisor, the offering of the Shares or anything set forth in the Memorandum that it has requested (including, without limitation, copies of the Fund’s Charter, Bylaws, Management Agreement and Advisory Agreement) and has been afforded the opportunity to ask questions and receive written answers concerning the Fund and the terms and conditions of the offering of the Shares, as well as the opportunity to obtain any additional information necessary to verify the accuracy of information furnished in connection with such offering which the Fund and/or the

Manager possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any representations or information set forth in the Memorandum.

(d) If the Investor is an entity, the Investor has or will have substantial business activities or investments other than its investments in the Fund and was not specifically formed for the purpose of investing in the Fund. The amount that the Investor is subscribing for is less than 40% of the Investor’s total assets.

(e) The Investor understands and acknowledges that (i) the Investor must bear the economic risk of the Investor’s investment in the Shares; (ii) the Investor has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Shares which the Investor hereby subscribes to purchase or any part thereof, and the Investor has no present plans to enter into any such contract, undertaking, agreement or arrangement; (iii) the Shares cannot be sold or transferred without the prior written notice to the Manager and unless such sale or transfer is in compliance with applicable Securities Act and REIT requirements; (iv) there will be no public market for the Shares; and (v) any disposition of the Shares may result in unfavorable tax consequences to the Investor.

(f) The Investor is aware and acknowledges that (i) the Fund has no operating history; (ii) the Shares involve a substantial degree of risk of loss of the Investor’s entire investment and there is no assurance of any income from such investment; (iii) any federal and/or state income tax benefits which may be available to the Investor may be lost through the adoption of new laws or regulations or changes to existing laws and regulations or changes in the interpretation of existing laws and regulations; (iv) the Investor, in making its investment, is relying solely upon the advice of the Investor’s personal tax advisor with respect to the tax aspects of an investment in the Fund; and (v) it may not be possible for the undersigned to liquidate its investment readily in any event, including in case of an emergency.

(g) In furtherance of the fact that the Shares have not been registered under the Securities Act, the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any state securities law, as applicable, the undersigned (i) represents and warrants that it is an “accredited investor” (as defined in Regulation D under the Securities Act and as set forth in Section 15 on pages 4 and 5 of the Subscription Booklet) and (ii) agrees to notify the Manager of any change of information, or any change that would mean the undersigned could no longer make the representation set forth in clause (i), occurring at any time during which the Investor is a stockholder of the Fund.

(h) By executing the Subscription Documents, the Investor agrees that, if the Investor is not an individual, the Investor will furnish such additional information as the Fund may request regarding the beneficial ownership of the Shares held by the Investor.

(i) The information provided by the Investor in the Subscription Booklet is true, correct and complete in all material respects, and the Investor understands and agrees that the Fund is expressly relying on the accuracy thereof. In addition, the representations, warranties, agreements, undertakings and acknowledgments made by the Investor in the Subscription Documents are made with the intent that they be relied upon by the Fund in determining its eligibility and suitability as a purchaser of the Shares, and shall survive its purchase. In addition, the Investor undertakes to notify the Fund immediately of any change in any representation, warranty or other information relating to the Investor set forth herein.

(j) If the Investor is a natural person, the Investor is at least 21 years of age and the Investor has adequate means of providing for all of his or her current and foreseeable needs and personal contingencies and has no need for liquidity in this investment, and if the Investor is an unincorporated association, all of its members who are U.S. Persons (as defined in Section 902 under the Securities Act) are at least 21 years of age.

(k) The Investor is knowledgeable and experienced in evaluating investments and experienced in financial and business matters and is capable of evaluating the merits and risks of investing in the Shares. The aggregate amount of the investments of the Investor in, and the Investor’s commitments to, all similar investments that are illiquid is reasonable in relation to the Investor’s net worth.

(l) The Investor maintains its domicile, and is not merely a transient or temporary resident, at the residence address provided in the Subscription Booklet.

(m) The Investor, if it is a corporation, limited liability company, trust, partnership or other entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the execution, delivery and performance by it of the Subscription Documents are within its powers, have been duly authorized by all necessary corporate or other action on its behalf, require no action by or in respect of, or filing with, any governmental body, agency or official (except as disclosed in writing to the Fund), and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation, by-laws or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which the Investor is a party or by which the Investor or any of the Investor’s property is bound. This Subscription Agreement constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.

(n) If the Investor is a natural person, the execution, delivery and performance by the Investor of the Subscription Documents are within the Investor’s legal right, power and capacity, require no action by or in respect of, or filing with, any governmental body, agency or official (except as disclosed in writing to the Fund), and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which the Investor is party or by which the Investor or any of his or her property is bound. The Subscription Documents constitute valid and binding agreements of the Investor, enforceable against the Investor in accordance with its terms.

(o) The Investor has evaluated the Memorandum and has determined that the Investor is and will be in a financial position appropriate to enable the Investor to realize to a significant extent the benefits described in the Memorandum.

(p) The Investor acknowledges and is aware that no federal, state or foreign agency has made or will make any finding or determination as to the fairness of an investment in, nor any recommendation or endorsement of, the Shares.

(q) The Investor acknowledges that the Fund will seek to comply at all times with applicable anti-money laundering laws and that it is the Fund’s policy to cooperate fully with law enforcement agencies. To assist the Fund in its efforts to comply with anti-money laundering laws, the Investor represents that none of the Investment Amount paid by the Investor to the Fund will be derived from or related to any activity that is deemed criminal under United States laws, rules or regulations. The Investor understands and agrees that the Fund may undertake any actions that the Fund deems necessary or appropriate to ensure compliance with applicable laws, rules and regulations, including, without limitation, redeeming the Investor’s investment in the Fund in the event that the foregoing representation by the Investor is incorrect or in the event that, for any other reason, the Investor’s investment in the Fund violates any law, rule or regulation. The Investor also understands and agrees that the Fund may release confidential information about the Investor and, if applicable, any underlying beneficial owners of the Investor, to law enforcement agencies to the extent necessary to ensure compliance with all applicable laws, rules and regulations. The Investor agrees that upon demand, it will (i) disclose to the Fund in writing such information with respect to direct and indirect ownership of the Shares and the source of funds of the Investor as the Fund deems necessary to comply with (A) provisions of the Code applicable to the Fund, (B) statutory and other generally accepted principles relating to anti-money laundering and anti-terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as the same may be amended from time to time, and the rules and regulations promulgated thereunder) or (C) the requirements of any other appropriate domestic or foreign authority and (ii) promptly furnish such further information, and execute and deliver such documents, as reasonably may be required in the determination of the Fund to comply with, or to confirm compliance with, any applicable laws or regulations or other obligations of the Investor or the Fund.

(r) The Investor understands that the Manager, the Advisor, their respective affiliates and various clients advised by one or more affiliates of the Manager and/or the Advisor may engage in businesses that are competitive with that of the Fund and agrees to such activities even though in some circumstances there may be conflicts of interests inherent therein. The Investor agrees that by acquiring Shares, it will be deemed to have acknowledged the existence of the actual and potential conflicts of interest identified in the Memorandum, and, as specified therein, to have waived any claim the Investor or any person claiming through it may have with respect to the existence of any such conflict of interest.

(s) The Investor understands that, in conducting due diligence concerning various prospective investments for the Fund before the Acceptance Date, neither the Manager, the Advisor nor any of their respective affiliates has been acting as an investment adviser for the Investor, but instead has conducted such due diligence for the Fund; and that the continuation of such due diligence activities by the Manager, the Advisor or any of their respective affiliates after the admittance to the Fund of the Investor as a stockholder thereof will be in fulfillment of their respective duties to the Fund and will not constitute investment advice to, nor will such advice take into account the particularized needs of, the Investor as either an Investor or a Stockholder.

(t) The Investor’s entering into the Subscription Documents represents an arm’s length transaction between the parties, and the Investor understands both the methods of compensation of the Manager and the Advisor pursuant to the terms of the Management Agreement and the Advisory Agreement, respectively, and the various agreements referenced in the Memorandum.

(u) The Investor recognizes that none of the Fund, the Manager, the Advisor or any other person has promised, represented or guaranteed: (i) the safety of any investment in the Fund, (ii) that the Fund will be profitable or (iii) that any particular investment return will be achieved or the probability of any investment return, and further that any such promise, representation or guarantee, if made, would be strictly unauthorized and should not be relied on.

(v) The Investor recognizes that a subscription for Shares involves certain risks, including, without limitation, those set forth under the caption “Certain Risks and Potential Conflicts of Interest” in the Memorandum.

(w) The Investor agrees that (i) the Investment Amount specified on the Subscription Booklet shall constitute its Investment Amount and (ii) it will make all payments required by the Subscription Documents when the same shall become due and payable.

(x) The Investor acknowledges its understanding of the meaning and legal consequences of the representations, warranties and covenants contained herein, and that the Fund, the Manager, the Advisor and their respective affiliates are relying upon such representations, warranties and covenants. Payment of all or a portion of the Investment Amount to the Fund hereunder shall constitute confirmation by the Investor of the continued accuracy of all of the representations made in these Subscription Documents to the Fund as of the date such payment is made.

(y) The Investor certifies, under penalties of perjury, that (i) the taxpayer identification number or employer identification number shown on the Subscription Booklet is true, correct and complete and (ii) the Investor is not subject to backup withholding either because the Investor has not been notified that it is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified the Investor that it is no longer subject to backup withholding. NOTE: IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING OF YOUR TAXABLE INTEREST AND DIVIDENDS BECAUSE YOU HAVE UNDER REPORTED INTEREST OR DIVIDENDS AND YOU HAVE NOT RECEIVED A NOTICE FROM THE IRS THAT BACKUP WITHHOLDING HAS TERMINATED, YOU SHOULD STRIKE CLAUSE (ii) OF THE PRECEDING SENTENCE.

4.	Employee Benefit Plan Investors.

(a) Definitions. In this Paragraph 4, (i) ”Employee Benefit Plan” means any “employee benefit plan” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plan is subject to ERISA, and any “plan” as defined in section 4975(e)(1) of the Internal Revenue Code of 1986, as amended; (ii) ”25%-Plan-Owned Investor” means any Investor that is not itself an Employee Benefit Plan but that has 25% or more of any class of equity interests owned (directly or indirectly) by one or more Employee Benefit Plans; (iii) “Venture Capital Operating Company” (“VCOC”) has the meaning promulgated by the Department of Labor regulation 29 C.F.R. 2510.3-101 (the “Regulation”) and (iv) ”Plan Investor” includes Investor itself if Investor is an Employee Benefit Plan or, if Investor is instead a 25%-Plan-Owned Investor, includes each Employee Benefit Plan that directly or indirectly owns any class of Investor’s equity interests.

(b) Representations, Warranties and Agreements. If Investor is either an Employee Benefit Plan or a 25%-Plan-Owned Investor, then the person executing these Subscription Documents on behalf of Investor (the “Signer”) represents, warrants and agrees as follows on behalf of the Plan Investor(s):

i.

Independent Determination. The Signer has the fiduciary authority under ERISA and applicable plan documents to cause the Plan Investor(s) to make an investment in the Fund. The Signer has independently determined, as to the Plan Investor(s), that this investment satisfies all requirements of section 404(a)(1) of ERISA, and that this investment will not be prohibited under any of the provisions of section 406 of ERISA or section 4975(c)(1) of the Internal Revenue Code. The Signer has requested and received from the Manager all information that the Signer, after due inquiry, deemed relevant to such determinations. Signer has taken into account that there is a risk of loss of this investment, and that this investment will be relatively illiquid so that invested funds will not be readily available for the payment of employee benefits. Taking into account these factors and all other factors relating to the Fund, the Signer has concluded that this investment is an appropriate part of the overall investment program of the Plan Investor(s).

ii.	Agreement to Give Notice of Certain Changes. Promptly after Investor obtains knowledge thereof, the Signer will notify the Manager in writing of (A) any termination, substantial contraction, merger or consolidation, or transfer of assets of any Plan Investor; (B) any amendment to the governing instrument(s) of a Plan Investor that materially affects the investments of such Plan Investor or the authority of any named fiduciary or investment manager to authorize investments by such Plan Investor; and (C) any change in the identity of any named fiduciary or investment manager (including the Plan Investor itself) who has authority to approve investments for any Plan Investor.

iii.	No Investment Advice Given. The Signer acknowledges and agrees that neither the Manager, the Advisor nor any of their affiliates provided any investment advice to the Investor (or, to the Signer’s knowledge, to any other Plan Investor) with respect to the decision to invest in the Fund and none of such parties provides any investment advice to the Investor (or, to the Signer’ knowledge, to any other Plan Investor) that serves as the primary basis of any investment decisions Investor makes as to any of its assets (or that such other Plan Investor(s), as the case may be) that would be invested in the Fund.

iv.	Limit on Fiduciary Responsibilities. If the Manager or Advisor, or equity owner, employee, agent, or affiliate of either the Manager or Advisor, is ever held to be a fiduciary of the Investor or any other Plan Investor, then, in accordance with sections 405(b)(1), 405(c)(2) and 405(d) of ERISA, the fiduciary responsibilities of that person shall be limited to the person’s duties in administering the business of the Fund, and the person shall not be responsible for any other duties to Investor or such other Plan Investor, specifically including evaluating the initial or continued appropriateness of this investment in the Fund under section 404(a)(1) of ERISA.

(c) Further Representations of Investor. The Investor understands that the Fund intends to operate in such a manner that (i) an investment in the Fund will be a permissible investment for Benefit Plan Investors and (ii) the Fund will seek to qualify for an exemption from the “look through” rule of the Regulation. The underlying assets of the Fund will not be treated as “plan assets” of an employee benefit plan within the meaning of the Regulation, and the look through rule therefore will not apply to an investment in the Fund if, in general, either (A) less than 25% of the Fund’s capital is invested by Benefit Plan Investors or (B) the Fund qualifies as a VCOC.

5.         Agreement to Refrain from Resales. Without in any way limiting the representations and warranties herein, the Investor further agrees that the Investor shall in no event pledge, hypothecate, sell, transfer, assign or otherwise dispose of any part or all of the Shares, nor shall the Investor receive any consideration for any part or all of the Shares, unless and until prior to any proposed pledge, hypothecation, sale, transfer, assignment or other disposition, the Investor shall have complied with all the requirements and conditions in the Charter.

6.         Default of any Investor. The Investor agrees that timely payment of its required Investment Amount to the Fund is of the essence, that any default on the payment due to the Fund would cause injury to the Fund and the other Stockholders. Accordingly, the Investor agrees that if the Investor defaults on the payment due to the Fund, (a) the Fund may terminate this Subscription Agreement, and (b) the Fund may exercise any other remedy it may have at law or in equity, including, without limitation, obtaining monetary damages with respect to a defaulting investor.

7.         Indemnification. The Investor recognizes that the offer of the Shares was made in reliance upon the Investor’s representations and warranties set forth in Paragraph 3 above and the acknowledgments and agreements set forth in Paragraph 2 above. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase and hold the Shares. The Investor hereby agrees to indemnify the Fund, the Manager, the Advisor, and all of their affiliates and controlling persons and each other stockholder and any successor or assign of the foregoing and to hold each of them harmless from and against any loss, damage or liability (including attorney’s fees) due to or arising out of a breach of any representation, warranty, acknowledgment or agreement of the Investor contained in these Subscription Documents or in any other document provided by the Investor to the Fund in connection with the Investor’s investment in the Shares. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under applicable securities laws.

8.         General. This Subscription Agreement (a) shall be binding upon the Investor and the heirs, personal representatives, successors and assigns of the Investor, (b) shall be governed, construed and enforced in accordance with the laws of the State of Maryland, without reference to any principles of conflicts of law (except insofar as affected by the state securities or “blue sky” laws of the jurisdiction in which the offering described herein has been made to the Investor), (c) shall survive the admission of the Investor to the Fund as a Stockholder, and (d) shall, if the Investor consists of more than one person, be the joint and several obligation of all such persons.

9.           Assignment. The Investor agrees that neither this Subscription Agreement nor any rights which may accrue to the Investor hereunder may be transferred or assigned.

10.         Arbitration. ANY CLAIM, CONTROVERSY, DISPUTE OR DEADLOCK ARISING UNDER THIS SUBSCRIPTION AGREEMENT (COLLECTIVELY, A “DISPUTE”) SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). ALL ARBITRATIONS SHALL BE HELD IN NEW YORK, NEW YORK. ANY ARBITRATION AND AWARD OF THE ARBITRATORS, OR A MAJORITY OF THEM, SHALL BE FINAL AND THE JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION. NO PUNITIVE DAMAGES ARE TO BE AWARDED.

11.         Restrictions on Transfer of the Shares.

  (a) Opinion of Counsel. The Investor acknowledges that there are restrictions on the transferability of the Shares. Since the Shares are not registered under the Securities Act or applicable state securities laws, the Investor acknowledges and agrees that it shall have no right at any time to sell, transfer, assign, pledge or otherwise dispose of or encumber the Shares, unless, subject to compliance with the provisions of Section 11(b) below, the Fund, if it so requests, shall first have been provided with (i) a subscription agreement or similar document executed by the proposed transferee containing representations, warranties and agreements substantially similar to the representations, warranties and agreements contained in this Subscription Agreement and (ii) an opinion of counsel satisfactory to the Fund that such transfer is exempt from registration under the Securities Act and any applicable state securities laws and would not violate the provisions of the Fund’s Charter.

  (b) Restrictive Legends. The Investor acknowledges that the certificates representing the Shares (if the Shares are certificated) will bear restrictive legends in the form set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS THEN IN EFFECT WITH RESPECT THERETO, OR SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN THE CHARTER OF EXCELSIOR LASALLE PROPERTY FUND, INC. AS SUCH CHARTER MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION). THE CORPORATION WILL FURNISH A FULL STATEMENT ABOUT CERTAIN RESTRICTIONS ON TRANSFERABILITY TO A STOCKHOLDER ON REQUEST AND WITHOUT CHARGE.

12.         Signatures. The execution and delivery by the Investor of the Subscription Booklet will constitute the Investor’s agreement to be bound by this Subscription Agreement. The execution and delivery to the Investor of the acceptance form contained in the Subscription Booklet will constitute acceptance of this Subscription Agreement by the Fund.